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                                                                   EXHIBIT 3.1.6

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               SPI HOLDING, INC.

              SPI Holding, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

              FIRST:   That the Board of Directors of said corporation, at a
meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation, so that, as amended, Article FIRST shall read in its entirety:

              "FIRST:  The name of the Corporation is SpectraVision,  Inc."

              SECOND: That at a meeting of stockholders duly held upon written notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders have duly adopted said amendment.

              THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.